As filed with the Securities and Exchange Commission on May 14, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOME BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Arkansas (State or other jurisdiction of incorporation or organization)	71-0682831 (IRS Employer Identification Number)

719 Harkrider, Suite 100, Conway, Arkansas	72032
(Address of registrant’s principal executive offices)	(Zip Code)

HOME BANCSHARES, INC. AMENDED AND RESTATED

2006 STOCK OPTION AND PERFORMANCE INCENTIVE PLAN

(Full title of the plan)

C. Randall Sims
Chief Executive Officer
Home BancShares, Inc.
719 Harkrider

Conway, Arkansas 72032

Telephone: (501) 328-4656

(Name, address and telephone number, including area code, of agent for service)

Copy to:

C. Douglas Buford, Jr., Esq.
Mitchell, Williams, Selig, Gates &

Woodyard, P.L.L.C.
425 West Capitol Avenue, Suite 1800
Little Rock, Arkansas 72201

Telephone: (501) 688-8866

Facsimile: (501) 918-7866

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “accelerated filer”, “large accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01	540,000	$40.64	$21,945,600	$2,993

(1)	Pursuant to Rule 416, this registration statement is deemed to include additional shares of Common Stock issuable under the terms of the Amended and Restated 2006 Stock Option and Performance Incentive Plan to prevent dilution resulting from any further stock split, stock dividend or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, to be equal to $40.64 per share, the average of the high and low prices of the Common Stock as reported on The NASDAQ Global Select Market on May 10, 2013.

Home BancShares, Inc. (the “registrant” or the “Company”) has previously registered a total of 1,782,000 (adjusted for prior stock dividends) shares of its common stock, $0.01 par value (“Common Stock”), reserved for issuance under its 2006 Stock Option and Performance Incentive Plan, and hereby incorporates by reference into this Registration Statement the contents of the registration statements on Form S-8 (File Nos. 333-136645 and 333-148763) filed on August 15, 2006, and January 18, 2008, respectively.

On April 19, 2012, the shareholders of the Company approved the Amended and Restated 2006 Stock Option and Performance Incentive Plan (the “Plan”), increasing to 2,322,000 (stock dividend adjusted) the total number of shares of Common Stock that may be issued under the Plan. This Registration Statement is being filed pursuant to General Instruction E to Form S-8 to register the additional 540,000 shares issuable under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference into this registration statement the following documents previously filed with the Commission:

(1) Our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Commission on March 4, 2013.

(2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on May 7, 2013.

(3) Our Current Report on Form 8-K, filed with the Commission on April 19, 2013.

(4) The description of our Common Stock contained in our Registration Statement on Form 10, filed with the Commission on April 7, 2006, under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the shares of our Common Stock offered hereby will be passed upon for us by Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., Little Rock, Arkansas. As of May 10, 2013, attorneys with Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. beneficially own approximately 9,316 shares of our Common Stock.

Item 8. Exhibits.

The exhibits to this Form S-8 are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Conway, State of Arkansas, on May 14, 2013.

HOME BANCSHARES, INC.

By:	/S/ C. RANDALL SIMS
C. Randall Sims
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Randall Sims and Randy E. Mayor, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOHN W. ALLISON John W. Allison	Chairman of the Board of Directors	May 14, 2013

/S/ C. RANDALL SIMS C. Randall Sims	Chief Executive Officer and Director (Principal Executive Officer)	May 14, 2013

/S/ RANDY E. MAYOR Randy E. Mayor	Chief Financial Officer, Treasurer and Director (Principal Financial Officer)	May 14, 2013

/S/ BRIAN S. DAVIS Brian S. Davis	Chief Accounting Officer and Investor Relations Officer (Principal Accounting Officer)	May 14, 2013

/S/ MILBURN ADAMS Milburn Adams	Director	May 14, 2013

/S/ ROBERT H. “BUNNY” ADCOCK Robert H. “Bunny” Adcock	Vice Chairman of the Board and Director	May 14, 2013

/S/ RICHARD H. ASHLEY Richard H. Ashley	Director	May 14, 2013

/S/ DALE A. BRUNS Dale A. Bruns	Director	May 14, 2013

/S/ RICHARD A. BUCKHEIM Richard A. Buckheim	Director	May 14, 2013

/S/ JACK E. ENGELKES Jack E. Engelkes	Director	May 14, 2013

/S/ JAMES G. HINKLE James G. Hinkle	Director	May 14, 2013

/S/ ALEX R. LIEBLONG Alex R. Lieblong	Director	May 14, 2013

EXHIBIT INDEX

Exhibit Number		Description
4.1	—	Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.2	—	Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.3	—	Second Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.3 to the Company’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.4	—	Third Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.4 to the Company’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.5	—	Fourth Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed on August 8, 2007)

4.6	—	Fifth Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 4.6 to the Company’s registration statement on Form S-3 (File No. 333-157165))

4.7	—	Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, filed with the Secretary of State of the State of Arkansas on January 14, 2009 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on January 21, 2009)

4.8	—	Seventh Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on April 19, 2013)

4.9	—	Restated Bylaws of Home BancShares, Inc. (incorporated by reference to Exhibit 3.5 to the Company’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.10	—	Specimen Stock Certificate representing Home BancShares, Inc. Common Stock (incorporated by reference to Exhibit 4.6 to the Company’s registration statement on Form S-1 (File No. 333-132427), as amended)

5.1	—	Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.

15.1	—	Awareness Letter from BKD, LLP regarding unaudited interim financial information

23.1	—	Consent of BKD, LLP

23.2	—	Consent of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. (included in Exhibit 5.1)

24.1	—	Power of Attorney (on signature page)

99.1	—	Amended and Restated 2006 Stock Option and Performance Incentive Plan of Home BancShares, Inc. (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, filed on March 5, 2012)

4